Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Amended and Restated POZEN Inc. 2000 Equity Compensation Plan and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the financial statements of POZEN Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, POZEN Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of POZEN Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 25, 2007